EXHIBIT 3.A

CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A
GENERAL PARTNERSHIP
PURSUANT TO SECTION 266
OF THE DELAWARE
GENERAL CORPORATION LAW
AND SECTION 15-901 OF THE
DELAWARE REVISED UNIFORM PARTNERSHIP ACT

This Certificate of Conversion of Southern Gas Storage Company (the "Corporation") dated as of November 1, 2007, is being duly executed and filed by the undersigned as an authorized person on behalf of the Partnership to convert the Corporation to a Delaware general partnership (the “Partnership”) in accordance with Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 15-901 of the Delaware Revised Uniform Partnership Act (the “DRUPA”).

1.	The name of the Corporation immediately prior to filing this Certificate of Conversion was:

Southern Natural Gas Company

2.	The name of the Corporation set forth in its original Certificate of Incorporation, was:

Southern Natural Gas Company

3.	The jurisdiction of the Corporation immediately prior to filing this Certificate of Conversion was:

Delaware

4.	The jurisdiction where the Corporation was first incorporated is:

Delaware

5.	The date the Corporation first formed is:

October 30, 1935

6.	The name of the general partnership as set forth in its Certificate of Partnership Existence is:

Southern Natural Gas Company

7.	This Conversion has been approved in accordance with the provisions of Sections 228 and 266 of the DGCL and Section 15-901 of the DRUPA.

8.	This Conversion shall be effective as of 4:10 p.m., Eastern Daylight Time, on November 1, 2007

IN WITNESS WHEREOF, this Certificate of Conversion has been executed by the undersigned on the 1st day of November 2007.

SOUTHERN NATURAL GAS COMPANY

By:	/s/ Margaret E. Roark
Margaret E. Roark Authorized Person